FOR IMMEDIATE RELEASE

Ferro Names James F. Kirsch to Board of Directors

CLEVELAND, Ohio – December 8, 2005 – Ferro Corporation (NYSE:FOE) announced today that James F. Kirsch, 48, has been named a director of the Company, effective immediately. The appointment fills the vacancy created by the unexpected death of Hector R. Ortino, the Company’s late chairman and chief executive officer who died in late November. Kirsch joins the class of directors that will stand for re-election in 2006.

Kirsch joined Ferro as president and chief operating officer in October 2004 and was named president and chief executive officer on November 29, 2005. Previously, Kirsch served as president of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, he served as president and director of Ballard Generation Systems and vice president for Ballard Power Systems in Burnaby, British Columbia, Canada. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and global vice president of Electrochemicals.

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact John Bingle, 216-875-6174.